Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 19, 2015, with respect to the consolidated financial statements included in the Annual Report of Diamondback Energy, Inc. on Form 10-K for the year ended December 31, 2014 and incorporated by reference in the Annual Report of Gulfport Energy Corporation on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statements of Gulfport Energy Corporation on Forms S-8 (File No. 333-135728, effective July 12, 2006; File No. 333-129178, effective October 21, 2005; and File No. 333-55738, effective February 16, 2001), on Form S-3 (File No. 333-168180, effective July 28, 2010) and on Form S-3ASR (File No. 333-175435, automatically effective July 11, 2011).

/s/ GRANT THORNTON LLP
Oklahoma City, Oklahoma
February 27, 2015